Riemann Computing

Riemann Computing is a startup centered around building technologies that heavily disrupt telecom and infrastructure as industries. They are impact-driven, and want to fix outdated grids and make the world more connected.

Invest

$101.27 minimum investment

DEADLINE: April 30, 2025

in a month

SHARE PRICE

$2.47

TOTAL RAISED ON NETCAPITAL

$68,400

TOTAL RAISED THIS ROUND

$68,400

VALUATION THIS ROUND

$92,625,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION


Riemann
COMPUTING
Riemann Computing (formerly and also known as Stark Drones) is a for profit C-Corp with various sub-entities for different research initiatives.
Riemann Computing has a multifaceted product portfolio and business plan aiming to tackle a variety of industries. They aim to make money through research initiatives, potential joint ventures, government collaboration opportunities, and the selling of their products.
They have a subentity that is a non-profit called the Stark Global Initiative for its philanthropic and charitable projects. They are engaged in building technologies centered around heavily disrupting telecom and infrastructure as industries. In a way, they offer infrastructure as a service, and research as a service.
Their primary business model is B2B. They are an emerging company that participates in sensory networks, UART communications, and aviation design concepts.
OUR MISSION
Riemann Computing aims to change various industries, mostly centered on telecommunications and infrastructure.
AS A STARTUP, WE BELIEVE THAT WE CAN COLLECTIVELY BUILD TECHNOLOGY THAT CAN PUSH FORWARD HUMAN PROGRESS
We are building things as ...
Air powered batteries
Cost efficient internet balloons
Decentralized grids
Powerwalls
Not only that, but we are trying to utilize various technical expertise to make strides in the aerospace industry and human exploration. We want to take a multifaceted approach to create moonshots that take our research into new heights.
Riemann Computing wants to be more than just another startup, but an inspiration for generations to come.
www.riecomp.org

SUCCESS TO DATE

- We've done a city-approved telemetry test launch for an internet balloon system.
- We are working towards the development of a portable CAES battery system (Compressed Air Energy Storage).
- Riemann Computing have also tested aquatic wireless networks and various modules.
- We have an intellectual property portfolio, and a portfolio of various different communication protocols and telemetry solutions.
- We contributed to distributed computing protocols downloaded by over 175k developers.
- On October 14th, 2022, we reached over 100k subscribers on our YouTube channel through our various efforts. We were given a YouTube Silver Play Button.

In relation to our intellectual property portfolio:

- Our Compression Algorithm, US 16/059,633, was granted and has since been cited by RedHat which is a subsidiary of IBM.
- We have a communications protocol patent, ZA 2019/01105 that was filed on Feb 21, 2019, which is for a "Low-Frequency Enabled Bluetooth GUI for P2P Device Identifier Communication" pending in South Africa.
- For August 8th, 2019, our Compression Patent application was filed in China through CN 201910729783X.
- We have a Computing Method patent (US 17/882587) filed on Aug 7th, 2022, that is granted.
- We have design patents as well such as one for a Modular Space Plane, US 29/852,695 (Sep 8, 2022) and pending, and an Aeronautical Propulsion Board, US 29/861,864 (Dec 3, 2022) and pending.
- A provisional patent filed for a *"SYSTEM AND METHOD FOR PERFORMING AN ELECTROENCEPHALOGRAPHY (EEG) ANALYSIS AND A PROGNOSIS MEASUREMENT"*, filed provisionally as No. 63/639,586 on April 27, 2024
- We have a word mark application for NASCRIPT (NaScript) a programming language that has been in development. Its serial number is 97319685 and it has been granted.
- Riemann Computing is also working on various research disclosures, licenses, and programming languages. NaScript is just the most recent, but it is also developing the languages known as LonScript and ScrubScript.

PROBLEM

In terms of being reliable, the American Society of Civil Engineers gave the power grid a D+ rating. According to BroadbandSearch, a third of the entire world have NO access to the internet as of 2023. The keyholders of the internet is a select group of people, and most of the internet is severely centralized. These three problems dramatically need to be fixed. When you are looking at a broken grid, a third of the world being unconnected, and a seemingly too centralized internet that can potentially limit intellectual diversity, then you are stuck with a problem that technology created but have not efficiently found a means to solve.

SOLUTION



Riemann
COMPUTING
Riemann Computing has a CAES battery system (Compressed Air Energy Storage) that is designed to be...
Charged In Nearly
15 SECONDS' TIME
1/7TH OF THE PRICE
Of Comparable
Lithium-ion Batteries
AIR



Other Technologies They Utilize:



Distributed P2P
(Point 2 Point connectivity module)



$1400 alternative to $50,000+ Balloon-based telemetry systems
which as an alternative potentially cost only $140 to build (in raw materials)



Even if you want a longer-range model that uses a Helikite or Aerostat, likely the price would still be affordable compared to other market systems. These systems are being utilized as an updated solution to current grid, wireless transmission, and energy systems that we use today.

Currently, this could allow for a more distributed and open internet as well as more importantly, being able to upgrade grid power and transmission infrastructure.

Riemann Computing utilizes novel uses of the same technology for highly advanced research topics and projects on the side, as Riemann Computing is heavily engaged in sustainability research, especially in relation to the scarcity of resources or finding alternatives to outdated technologies.



LAUNCHES

Utilizing a Spark.io Photon Board and a custom microsatellite for a range transmission and extension network, was the deployment of a test internet balloon system for a tethered telemetry test. We had to utilize multiple party tanks of helium (about 11), given there was a nationwide helium shortage at the time. Once the balloon was deployed, we were able to land it back safely and release the helium out of the balloon for any potential relaunch. It was a pricey launch at **$1352.03** (excluding the videography) but was quite cost efficient for the time being. Costs like these are far below standard for this industry.



Scan Here to Watch

Riemann Computing tested aquatic wireless networks and various modules. The best signal strength result in relation to the LoRaWAN transmission was -75 dBm. There are various other networking protocols and range extenders in play here as well. The full hardware setup does include ESP8266 WiFi modules, Lightweight BLE, a module for UART, and a 4G PHAT as well as the involvement of a relay switch. This was tested on July 16th, 2022, at Port Huron, Michigan at the Lakeside Beach and Park.

Outside of this, Riemann Computing has done and presented various work w/ Wireless networking protocols, such as what was presented in the presentation seen here.

Scan Here to Watch



PROJECTS

Riemann Computing has been working on a variety of projects including:



Internet Balloons,
The development of a Space Plane
The development of a compute module
Riemann COMPUTING
Water harvesting solutions
Aquatic and Underwater Wireless Networks

Experimental research
towards the development
of an actual hoverboard


Egypt
Syria
Israel

We want to build a virtualized incubation hub and distributed network within the countries of Egypt, Syria and Israel to build technology that impacts surrounding regions through various citizen science, sustainability and social good initiatives.



We are also working on developing and stress testing some machine learning algorithms, including a transcription and translation that focuses on mass translation of ancient books such as the Qumran Caves Scrolls and τὰ βιβλία into some of the world's lesser known/unknown languages. Projects like these can be a testimony into some of our algorithmic capabilities.



Our focus on sustainability will target a variety of sectors including alternative energy, water resources, and even projects centered around limiting food waste.









Riemann Computing is very mission driven.

StarkcomGlobal



US010965315B2

(12) **United States Patent**
Kamal

(10) **Patent No.: US 10,965,315 B2**
(45) **Date of Patent: Mar. 30, 2021**

(54) **DATA COMPRESSION METHOD**

(71) Applicant: **Andrew Kamal**, Washington Township, MI (US)

(72) Inventor: **Andrew Kamal**, Washington Township, MI (US)

(*) Notice: Subject to any disclaimer, the term of this patent is extended or adjusted under 35 U.S.C. 154(b) by 302 days.

(21) Appl. No.: **16/059,633**

(22) Filed: **Aug. 9, 2018**

(65) **Prior Publication Data**

US 2020/0052714 A1 Feb. 13, 2020

(51) **Int. Cl.**
H03M 7/30 (2006.01)
G06F 17/18 (2006.01)
H03M 99/00 (2006.01)

(52) **U.S. Cl.**
CPC ***H03M 7/60*** (2013.01); ***G06F 17/18*** (2013.01); *H03M 99/00* (2013.01)

(58) **Field of Classification Search**
CPC H03M 7/60; H03M 7/30; H03M 99/00; G06F 17/18
USPC 707/693
See application file for complete search history.

(56) **References Cited**

U.S. PATENT DOCUMENTS

5,272,478 A	12/1993	Allen		
2007/0066906 A1 *	3/2007	Goldberger	A61B 5/0456 600/509
2009/0254572 A1 *	10/2009	Redlich	G06Q 10/06
2013/0179409 A1 *	7/2013	Amit	H03M 7/30 707/693
2015/0055961 A1 *	2/2015	Meyers	H04B 10/70 398/140
2015/0334405 A1 *	11/2015	Rosewarne	H04N 19/593 375/240.02
2016/0283516 A1 *	9/2016	Barnes	G06F 3/04883
2017/0163986 A1 *	6/2017	Jacobson	H04N 19/593
2017/0201771 A1 *	7/2017	Nicolas	H04N 19/186
2018/0113880 A1 *	4/2018	Metcalf-Putnam	G06F 16/24532
2018/0137675 A1 *	5/2018	Kwant	G06T 17/20
2019/0081637 A1 *	3/2019	Pool	H03M 7/3079
2019/0114191 A1 *	4/2019	Lawrence	G06F 9/455

* cited by examiner

Primary Examiner — Giovanna B Colan
(74) *Attorney, Agent, or Firm* — Carlson, Gaskey & Olds, P.C.

(57) **ABSTRACT**

An example method of compressing a data set includes determining whether individual values from a data set correspond to a first category or a second category of values. Based on one of the values corresponding to the first category, the value is added to a compressed data set. Based on one of the values corresponding to the second category, the value is excluded from the compressed data set, and a statistical distribution of values of the second category is updated based on the value. During a first phase, the determining is performed for a plurality of values from a first portion of the data set based on comparison of the values to criteria. During a second phase, the determining is performed for a plurality of values from a second portion of the data set based on the statistical distribution.

25 Claims, 6 Drawing Sheets

10
12
Computing Device
24
Communication Interface
20
Processor
22
Memory
14
Initial Data Set
15
Predefined Criteria
16
Compressed Data Set
Statistical Distribution of Memoryless Data
18


Prychat Hardware Box
by Riemann Computing Inc.
Hardware Conferencing Kit
OM Tech Conferencing USB Microphone
Argon ONE M.2 Case
Raspberry Pi
Custom Software
Prychat Hardware Box
by Riemann Computing Inc.
Prychat Key Features
Empowering Secure and Real-time Video Conferencing
Authenticate with the Blockchain
On Chain/Off Chain IAM
Secure video conferencing locally and externally
Realtime conferencing for sharing internal information
Target Demographics

COMPUTE MODULE



The compute module utilizes a variety of different parts and is the successor to ChainBoard with added signal logic. The module is designed to power data transmission as well as be the full-on data logger and controller for lots of our launches.

It utilizes a signal computing method which is patented under 17/882587. Our founder also created various other related IP in (direct and indirect) relation to the software and hardware configurations of this compute module. Part of this includes using Kadeck and other real time monitoring software or Confluence for reading in data streams.



OPEN-SOURCE CAPABILITIES

Riemann Computing oversees the distribution and development of various open-source licenses and software. They also utilize the power of open source to introduce to the world concepts behind some of its more advanced proprietary technology. Riemann Computing utilizes and distributes both proprietary tech and open source for a variety of things and aims to get the best of both worlds.

We have run a test utilizing NextFlow and Seqera on the CHIPseq algorithmic template and custom configurations with a single core max CPU and 6GB max memory in the specs, connected to Google Batch through an API. These are the results. We can potentially analyze 500TB of memory for only $31.38 if this setup is scalable. This is related to cloud/edge computing, and likely an algorithm more tailored towards actual targeting and the data types analyzed, can probably yield even more valuable results. This is a result due to our black box solutions not our open-sourced SDK.


APIs & Services
API/Service Details
DISABLE API
Enabled APIs & services
Library
Credentials
OAuth consent screen
Page usage agreements
Overall latency
RESET ZOOM
Latency by API method (median)
RESET ZOOM
Methods


APIs & Services
ENABLE APIS AND SERVICES
1 hour
6 hours
12 hours
1 day
2 days
4 days
Traffic
Errors
Median latency
Filter

Name	Requests	Errors (%)	Latency, median (ms)	Latency, 95% (ms)
Compute Engine API	31,373	1	94	253
Cloud Logging API	10,305	0	91	130
Container File System API	9,862	1	12	75
Cloud Monitoring API	6,411	0	40	78
Kubernetes Engine API	1,938	1	122	832
Batch API	1,084	0	32	130
Cloud DNS API	1,009	8	36	111
Serverless VPC Access API	125	0	49	114
GKE Hub API	59	15	117	313
Service Networking API	15	0	380	2,621
Cloud Autoscaling API	8	100	536,870	536,870
Backup for GKE API	3	0	393	511


Memory
Physical (RAM)
Virtual (RAM + Disk swap)
% RAM Allocated
% Requested Physical Memory Used
% Memory
40.0
30.0
20.0
10.0
CHROMAP_INDEX
KHMER_UNIQUEKMERS
CUSTOM_GETCHROMSIZES
GTF2BED
SAMPLESHEET_CHECK
TRIMGALORE
CHROMAP_CHROMAP
SAMTOOLS_SORT
SAMTOOLS_INDEX
SAMTOOLS_STATS
GENOME_BLACKLIST_REGIONS


0.0
CHROMAP_INDEX
KHMER_UNIQUEKMERS
GTF2BED
SAMPLESHEET_CHECK
TRIMGALORE
CHROMAP_CHROMAP
SAMTOOLS_SORT
SAMTOOLS_INDEX
SAMTOOLS_STATS


CPU
Raw Usage
% Allocated
CPU Usage
% single core CPU usage
150.0
100.0
50.0
0.0
CHROMAP_INDEX
KHMER_UNIQUEKMERS
CUSTOM_GETCHROMSIZES
GTF2BED
SAMPLESHEET_CHECK
TRIMGALORE
CHROMAP_CHROMAP
SAMTOOLS_SORT
SAMTOOLS_INDEX
SAMTOOLS_STATS
GENOME_BLACKLIST_REGIONS


Job Duration
Raw Usage
% Allocated
Task execution real-time
Execution time (minutes)
0.3
0.3
0.3
0.2
0.1
0.1
0.1
0.0
CHROMAP_INDEX
KHMER_UNIQUEKMERS
TRIMGALORE
CHROMAP_CHROMAP
SAMTOOLS_IDXSTATS
SAMTOOLS_FLAGSTAT


Aggregate stats
19 m 11 s
wall time
0.0 CPU hours
CPU time
15.93 GB
total memory
2.36 GB
1.60 GB
read
write
$0.001
estimated cost

As of November 27th, 2022, the Decentralized-Internet SDK repository has reached over 133k downloads just from NPM alone. On the GitHub Marketplace, It has reached 819 people subscribed to the open-source application (for repo tracking purposes), of which it has an 82% active retention rate based on installed vs. not installed.


Conversion performance
2,562
Unique visitors to landing page
474 18%
Unique visitors to checkout page
Inactive customers
See the users who have purchased your app but have not installed it.
819
Subscribed customers
149 18%
Customers who have not installed the app
Check the Marketplace Documentation for more information on this page.
Downloads per day

That SDK is an open-source dev kit and library for building an offline-centric network centered around distributed data sharding. It includes clusterpost and the gridbee-framework, amongst other repos. It also implements BOINC. It is mostly hosted through a single monorepo and is one of the largest dev kits for distributed and grid computing projects, as well as a decentralized web.


MONOREPO
Clusterpost
SDK
BOINC
Gridbee-framework

According to BOINC's website, a small team wanting to process 100 TeraFLOPS for 1 year, would only pay on average $125k using BOINC and the power of volunteer/grid computing as opposed to $175 Million hosting on Amazon's Elastic Computing Cloud. Since BOINC is open-source, the decentralized-internet SDK aims to take that same philosophy and integrate it into the world of decentralized applications. Riemann Computing oversees the distribution of that SDK.


Using BOINC and the power of volunteer/grid computing
$125k
Hosting on Amazon's Elastic Computing Cloud
$175 Million

BUSINESS MODEL

Riemann Computing has a multifaceted product portfolio and business plan aiming to tackle a variety of industries. They aim to make money through research initiatives, potential joint ventures and government collaboration opportunities, and the selling of their products.

In a way, they offer infrastructure as a service, and research as a service. Their primary business model is B2B.

MARKET

According to the Business Research Company, the telecom industry may reach a $3.8 trillion dollar market size by the year 2027. Also, according to Fortune Business Insights, the smart infrastructure market size may reach $413.16 billion by the year 2028. This means that the two primary industries we are trying to build technology in, could potentially reach a total market size of over $4.2 trillion dollars.

PRESS

- **Huron Daily Tribune**
  Internet balloon to be tested in Harbor Beach
- **Cleveland Water Alliance**
  Erie Hack 2021: Meet Our Semifinalists! - Cleveland Water Alliance
- **Northwestern Michigan College**
  Lakebed 2030: Schedule (Stark Drones)
- **Hackernoon**
  Introducing Stark Drones: Propelling into the Future
- **Government Technology**
  What's New in Civic Tech: D.C. Picks GigabitDCx Semi-Finalists
- **DC.gov OCTO**
  Mayor Bowser and OCTO Announce #GigabitDCx Semi-Finalists

TEAM



Andrew Magdy Kamal

CEO

I have built technology for over 37+ different startups, done product design for years and have expertise in a variety of different areas including Quantum Engineering.



Trevor Miller

Software Architect

Trevor Miller is a passionate creator and software developer. Trevor is passionate about grid computing and DevOps. He also founded BitBadges and is the co-creator of the Decentralized University project along w/ Andrew.



Joe Mansy

Project Engineer

Joe consults on CBA (Cost Benefit Analysis) of prototypes and helps with setting up and coordinating some of the launch logistics. He has years of experience as a project engineer and a background in Mechanical Engineering.



Beshoy Saad

Marketing and Media

Beshoy Saad is the founder of Imageup Productions, a premier video production agency. He specializes in photography, videography, and content creation.



Luke M. Yaldo

Advisor

Luke advises the founder of Riemann Computing. He is a health and MedTech entrepreneur with past experience in a wide variety of startups and businesses including YLX Technologies and ChainTerra.

SOCIAL MEDIA

Twitch

Twitter

GitHub

Website

YouTube

LinkedIn

Instagram

USE OF PROCEEDS

If the offering's maximum amount of $809,999 is raised:

Use	Value	% of Proceeds
Compensation for managers	$560	less than 0.1%
R & D	$45,500	5.6%
Legal Expenses	$68,250	8.4%
Starting a Lab Facility	$349,500	43.1%
Marketing Expenses	$71,000	8.8%
Outsourced Engineers	$45,500	5.6%
Debts and Liabilities	$85,000	10.5%
Full Time Engineer	$105,000	13.0%
Intermediary fees	$39,690	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Riemann Computing, Inc.. This offering must reach its target of at least $10,000 by its offering deadline of April 30, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

37,827,935 shares
× $2.47 per share

$93,434,999 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on September 27, 2023
- Form C/A on October 19, 2023
- Form C/A on November 3, 2023
- Form C/A on January 3, 2024
- Form C/A on March 20, 2024
- Form C/A on April 10, 2024
- Form C/A on May 31, 2024
- Form C/A on July 9, 2024
- Form C/A on August 7, 2024
- Form C/A on August 14, 2024
- Form C/A on August 15, 2024
- Form C/A on October 11, 2024
- Form C/A on January 7, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

Mar 29, 2025 • A Recent Trademark Response ... For one of our...

Mar 28, 2025 • Next Steps for Reimann Computing ... Right now...

Mar 15, 2025 • FCC Progress Update ... There has been notable...

Mar 11, 2025 • Furthering Our Fundraising Efforts...

Mar 8, 2025 • Startup of the Year Nominations ... Riemann...

Mar 4, 2025 • Patent Allowance and Other News... As a...

Feb 17, 2025 • AI-video Production ... Riemann Computing's...

Feb 15, 2025 • BitBadges and Riemann e-Learning Services...

Feb 13, 2025 • OpenPeer AI Brand Announcement ... In order to...

Feb 11, 2025 • TIZ Permit Application Update ... We have...

Feb 11, 2025 • Propulsion Board Assembly Patent Allowance...

Jan 31, 2025 • FCC Accepts ROA Submission for Public...

Jan 23, 2025 • Startup of the Year Top Contender ... Riemann...

Jan 8, 2025 • Merry Christmas and Happy New Year... We...

Jan 7, 2025 • Stepping up the AI Game and Brand Announcements...

Jan 7, 2025 • Filed Form C/A

Jan 2, 2025 • Trending Startup of the Year and Product of the...

Dec 31, 2024 • Riemann Computing's Recent Kickstarter Delivery...

Dec 31, 2024 • Continued Patent Prosecution, FCC, and Product...

Nov 30, 2024 • Space Plane CPA ... We have filed a Continued...

Nov 22, 2024 • Riemann eLearning Services ... A newly...

Nov 14, 2024 • 250 Uploads and Riemann eLearning Services...

Nov 8, 2024 • YouTube Channel and Other Updates ... We have...

Nov 5, 2024 • FCC Applications and Pending Permit Application...

Oct 28, 2024 • B Corporation Resuming Review ... We have...

Oct 25, 2024 • Office Actions and Funding Needs ... The...

Oct 24, 2024 • Stark Compute Module v2.0 Released ... The...

Oct 20, 2024 • Behind the Scenes ... Numerous elements...

Oct 15, 2024 • New Board Design iteration Coming Soon ... A...

Oct 11, 2024 • Filed Form C/A

Oct 9, 2024 • SBIR Application Submitted and Founder...

Oct 8, 2024 • Test Launch Video + BitBadges Update ... We...

Sep 29, 2024 • BitBadges Beta, NOTAM, and FCC Experimental...

Sep 13, 2024 • FCC Experimental License Approval and Chinese...

Sep 2, 2024 • Planning Two New Kickstarters Soon ... Hi,...

Aug 22, 2024 • Harbor Beach Test Launch Approval ... Our test...

Aug 18, 2024 • Watch Demo Day Pitch on Netcapital...

Aug 16, 2024 • Starkcom Global Website Updated ... We are...

Aug 15, 2024 • Filed Form C/A

Aug 14, 2024 • Demo Day and Expo Tomorrow... Tomorrow is the...

Aug 14, 2024 • Filed Form C/A

Aug 8, 2024 • Starkcom South Africa is Registered ... The...

Aug 7, 2024 • Demo Day on August 15th... We are expected to...

Aug 7, 2024 • Filed Form C/A

Jul 17, 2024 • Regarding a Potential Near-term Pilot ... We...

Jul 11, 2024 • PR Out and New Tech ... 1. Just encase you...

Jul 9, 2024 • Filed Form C/A

Jun 28, 2024 • BitBadges and Zapier Beta ... BitBadges has...

Jun 21, 2024 • A P2P Event Feature ... BitBadges has recently...

Jun 21, 2024 • Reg A Draft Withdrawn The draft statement for...

Jun 10, 2024 • USPTO Granted Patent for New Computing Method...

Jun 9, 2024 • BitBadges is Compatible w/ 7000+ Apps ... As...

Jun 5, 2024 • Next Goal is a $50,000 Target ... We are...

Jun 3, 2024 • Trip Changed to Boston, Reinstated Articles of...

May 31, 2024 • Filed Form C/A

May 29, 2024 • Founder coming to Maryland... Our founder is...

May 25, 2024 • BitBadges + Zapier and Other Updates ... Hello...

May 20, 2024 • Trademark Application Filed... The trademark...

May 15, 2024 • Riemann Computing Brand Announcement... We...

May 11, 2024 • Allowance for Compute Module Patent...

Apr 16, 2024 The Riemann Computing website is live ... The...

Apr 10, 2024 Filed Form C/A

Apr 8, 2024 BitBadges Beta Multichain Connect... BitBadges...

Apr 8, 2024 The DBA for Stark ... The DBA for Riemann...

Apr 4, 2024 Pending Trademark and More... Let us start by...

Apr 2, 2024 Recent SGI Domains ... Here is a screenshot of...

Apr 2, 2024 IMPORTANT: New Registered Works ... Riemann...

Mar 29, 2024 IMPORTANT: Restructuring Update ... Stark...

Mar 29, 2024 Stark Drones is to be renamed... Stark Drones...

Mar 29, 2024 FilmClout Funding Portal dba... The DBA that...

Mar 26, 2024 Stark Global Initiative and some changes...

Mar 25, 2024 Name Reservation in Jamaica ... STARKCOM...

Mar 24, 2024 Stark Global Initiative Bylaws ... The Stark...

Mar 22, 2024 FCC Petition DISSEMINATED ... The FCC petition...

Mar 20, 2024 Filed Form C/A

Mar 16, 2024 New Corporate Updates and FCC Petition... The...

Mar 13, 2024 Kickstarter Pre-Launch Page...

Mar 12, 2024 Petitioning the EU on CRCF... The Stark Drones...

Mar 9, 2024 BitBadges Follow Protocol... One of our...

Mar 7, 2024 Stark Global Publishing Group DBA... The...

Mar 7, 2024	Our LARA Annual Report Update... The Michigan...
Mar 1, 2024	The CAGE Code/UEI for Stark Drones has been...
Feb 27, 2024	Our Computing Method Patent no. US20240046776A1...
Feb 27, 2024	We are now registered on the ARIN... We are...
Feb 16, 2024	Stark Drones Recent Testing Data... We have...
Feb 14, 2024	Stark Drones is considering becoming a B...
Feb 2, 2024	The 2023 Annual Report has been filed. Our...
Jan 27, 2024	The Stark Global Initiative's new website has...
Jan 26, 2024	Check out Starkcom Global's FAQs We now have a...
Jan 17, 2024	Some Updates to Start 2024... Our founder is...
Jan 3, 2024	Filed Form C/A
Dec 29, 2023	Our Last PR of 2023 Here is to 2023. Our...
Dec 27, 2023	The Starkcom Global Website Launches The...
Dec 20, 2023	The BitBadges Platform is potentially nearing...
Dec 11, 2023	Stark Drones will be presenting at the...
Nov 21, 2023	The NaScript trademark has been issued. A...
Nov 19, 2023	The founder of Stark Drones is back from...
Nov 6, 2023	Networking in NY, Stark Maps and More! The...
Nov 3, 2023	Filed Form C/A
Oct 31, 2023	Former Qualcomm Executive Charles Oshunremi...

Oct 30, 2023 • Beshoy Hanna Joins the Stark Drones...

Oct 28, 2023 • The Stark Drones founder was at Verge 23. The...

Oct 20, 2023 • # Stark Drones wants to protect our...

Oct 19, 2023 • Filed Form C/A

Oct 17, 2023 • Watch the Stark Drones Founder's Maker Faire...

Oct 12, 2023 • Stark Drones has recently announced its...

Oct 8, 2023 • Come meet the founder of Stark Drones at one of...

Sep 27, 2023 • Primary offering of 327,935 shares at $2.47

Sep 27, 2023 • Filed Form C

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